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                                                                                              PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               (Unaudited, In Thousands, except per share amounts)


                                                              Three Months Ended                  Nine Months Ended
                                                                  September 30,                       September 30,
                                                              ------------------                  -----------------
                                                               1998         1997*                  1998        1997*
                                                               ----         -----                  ----        -----

Basic earnings per share:
-------------------------

Basic weighted average common shares                            9,830       9,871                   9,864        9,840

Net income                                                    $11,377     $ 8,554                 $34,227      $22,111

Basic earnings per common share                                 $1.16        $.87                   $3.47        $2.25


Diluted earnings per share:
---------------------------

Weighted average common and dilutive potential shares          10,093      10,215                  10,159       10,191

Net income                                                    $11,377     $ 8,554                 $34,227      $22,111

Diluted earnings per common share                               $1.13        $.84                   $3.37        $2.17


* As required, earnings per share for 1997 have been restated for the adoption of Financial Accounting Standards Board Statement No. 128.

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